Exhibit 99.1

Blue Capital Reinsurance Holdings Ltd. Announces Successful June 1 Renewals

HAMILTON, Bermuda, June 15, 2017 (GLOBE NEWSWIRE) – Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH) (“Blue Capital”), a Bermuda holding company that, through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market and invests in various insurance-linked securities, today provided a portfolio update.

Mike McGuire, Chairman and CEO of Blue Capital, commented: “We are pleased to report strong portfolio execution during the June renewal period. Overall market price reductions were larger than initially anticipated, with the Florida market being 5% – 7.5% down year on year. However, due to the strength of our established long term relationships, the high quality of our underwriting and portfolio management teams and our strategic alignment with Sompo International, we were able to construct an attractive portfolio with risk adjusted pricing down 3%.”

As of June 1, 2017 the Company bound indemnity reinsurance contracts with expected total annual premiums of $4.7 million, an increase of $2.0 million when compared to the same period in 2016. The business underwritten by the Company is expected to produce a net rate on line for the portfolio of 17.7%, which is an increase of 170 basis points when compared to the same period in 2016. The higher rate on line is a result of increased deployment in the June renewal period, which was primarily focused on Florida exposed accounts that have a higher rate on line than the portfolio average.

The Company’s in-force portfolio deployed as of June 1, 2017 consisted of approximately 30.2% in support of first event reinsurance coverages, 46.2% in support of catastrophe quota share coverages and the balance in support of second and subsequent event coverages.

A breakdown of the current portfolio is set out below:

Portfolio Summary

The following unaudited tables provide a breakdown of the of the Company’s portfolio by contract type, zone and peril (as at 1 June 2017). Exposure is defined as deployed collateral plus net premium minus ultimate losses.

Contract Type	Exposure (US $ millions)	Exposure as a % of Current Portfolio	Positions Held
Property Catastrophe Total	143.0	89.8%	83

Prop Cat – First Event XOL	121.9	76.6%	67
Prop Cat – Subsequent Event XOL	11.5	7.2%	10
Prop Cat – Aggregate XOL	9.6	6.0%	6

Industry Loss Warranty Total	13.2	8.3%	4

ILW – Subsequent Event XOL	13.2	8.3%	4
ILW – First Event XOL	0.0	0.0%	0
ILW – Aggregate XOL	0.0	0.0%	0

Cat Bond Total	0	0.0%	0

Retrocessional Hedging Total	3.0	1.9%	3

Current Portfolio	159.2	100%	90

XOL = excess of loss                                    ILW = Industry Loss Warranty

Asset Class	Investment (US$ millions)	Investment as a % of Current Portfolio	Positions Held
Traditional	143.0	89.8%	83

Quota Share Retrocessional	73.7	46.3%	2	[1]
Indemnity Retrocession	37.9	23.8%	15
Indemnity Reinsurance	31.4	19.7%	66

Non-Traditional	13.2	8.3%	4

Industry Loss Warranties	13.2	8.3%	4
Other non-property catastrophe risk[2]	0.0	0.0%	0
Cat Bonds	0.0	0.0%	0

Retrocessional Hedging	3.0	1.9%	3

Current Portfolio	159.2	100%	90

[1]	Underlying positions held within the quota share retrocessional agreements totals 1,500.
[2]	Contracts transacted in an International Swaps and Derivatives Association, Inc. contract format.

Portfolio Return Summary1

Illustrative Net Aggregate Return Distribution	2017 Portfolio
Returns
No Loss Return	15%
Expected Return Range[2]	6 – 11%
Probability of:
Mean or Greater Return	72%
Breakeven or Greater	83%
Loss to NAV Greater than 5%	12%
Loss to NAV Greater than 10%	9%
Loss to NAV Greater than 15%	6%
Loss to NAV Greater than 25%	3%
Loss to NAV Greater than 35%	2%

[1]	The portfolio return summary is provided for illustrative purposes only. The projections are derived by reference to the Company’s modelled portfolio as at 1 June 2017 and do not take into account actual costs, expenses or other factors which are not attributable to the portfolio. As such, the in force portfolio return summary should not in any way be construed as forecasting the Company’s actual returns should no losses occur or otherwise.
[2]	Net aggregate return distribution between a mean and median catastrophe year.

Probable Maximum Loss

The exposures summarised below represent the sum of all collateral invested less reinsurance recoverable. Per the Company’s Investment Policy, the net first event Probable Maximum Loss (“PML”) in any one zone will not exceed 35% of the Company’s Shareholder’s Equity (at the time the investment is made). For contracts that overlap zones, the total exposure is counted in each of the exposed zones.

Territory / Region / Peril	First Event VaR[1] as a % of NAV
US – Florida Hurricane	30.7%
Japan Earthquake	18.2%
US – California Earthquake	15.5%
US – Gulf Hurricane	9.9%
US – Northeast Hurricane	9.2%
UK & Ireland Windstorm	9.1%
US – MidAtlantic Hurricane	7.0%
Japan Windstorm	6.4%
All other territory / region / peril zones	< 5.0%

[1]	Value at Risk (“VaR”) represents the 99.0 percentile or the 1 in 100 year event for windstorm perils and the 99.6 percentile or the 1 in 250 year event for earthquake perils.

About Blue Capital

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to Blue Capital by Blue Capital Management Ltd., a subsidiary of Endurance Specialty Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001. Additional information can be found in Blue Capital’s public filings with the U.S. Securities and Exchange Commission or at www.bcapre.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include, and Blue Capital may make related oral forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements that include the words “should,” “would,” “expect,” “estimates”, “intend,” “plan,” “believe,” “project,” “target,” “anticipate,” “seek,” “will,” “deliver,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions, decreased demand for property and casualty reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, uncertainties in our reserving process, changes to our tax status, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, operational risk, including the risk of fraud and errors and omissions, as well as technology breaches or failure, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, potential treatment of us as an investment company or a passive foreign investment company for purposes of U.S. securities laws or U.S. federal taxation, respectively, our dependence as a holding company upon dividends or distributions from our operating subsidiaries, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2016.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Blue Capital’s most recent report on Form 10-K and other documents of Blue Capital on file with the Securities and Exchange Commission. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Blue Capital will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Blue Capital or its business or operations. Except as required by law, Blue Capital undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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